As filed with the Securities and Exchange Commission on July 25, 2011
Registration No. 333-173890

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

ORCHID ISLAND CAPITAL, INC.
(Exact name of registrant as specified in its governing instruments)

3305 Flamingo Drive, Vero Beach, Florida 32963
(772) 231-1400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert E. Cauley
Chairman and Chief Executive Officer
Orchid Island Capital, Inc.
3305 Flamingo Drive, Vero Beach, Florida 32963
(772) 231-1400
(Name, address, including zip code and telephone number, including area code, of agent for service)

copies to:

S. Gregory Cope Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, VA 23219 (804) 788-8388 (804) 343-4833 (facsimile)	Bonnie A. Barsamian Valerie Ford Jacob Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004 (212) 859-8226 (212) 859-4000 (facsimile)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The purpose of this Amendment No. 4 to the registration statement is solely to file exhibits to the registration statement as set forth below in Item 36 (B) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$13,352
FINRA filing fee	$12,000
NYSE Amex fees	$55,000
Printing and engraving fees	$195,000
Legal fees and expenses	$700,000
Accounting fees and expenses	$113,790
Transfer Agent and Registrar fees	$4,000
Miscellaneous expenses	—

Total	$1,093,142

Item 32.	Sales to Special Parties.

See response to Item 33.

Item 33.	Recent Sales of Unregistered Securities.

On August 23, 2010, November 3, 2010, November 12, 2010, November 30, 2010, December 7, 2010, December 17, 2010, December 31, 2010, March 28, 2011, March 31, 2011, July 12, 2011 and July 13, 2011 Bimini Capital Management, Inc. made aggregate capital contributions of $15,000,000. These capital contributions were made as consideration to purchase 150,000 shares of our common stock at a price of $100 per share, which were issued on April 29, 2011 and July 8, 2011 in reliance on the exemption from registration under the Securities Act or 1933, as amended, or the Securities Act, afforded by Section 4(2) of the Securities Act.

Concurrently with this offering, we will sell to Bimini Capital Management, Inc. warrants to purchase an aggregate of 2,655,000 shares of our common stock for an aggregate purchase price of $1,248,000. Such issuance will be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

The Maryland General Corporation Law (“MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received by such director or officer, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter will authorize us and our bylaws will obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

•	any present or former director or officer of the Company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; and

•	any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws will also permit us, with the approval of our Board of Directors, to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of the Company or our predecessor.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that will provide for indemnification and advance of expenses to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None of the proceeds of this offering will be credited to an account other than the appropriate capital share account.

Item 36.	Financial Statements and Exhibits.

(A) Financial Statements. See page F-1 for an index to the financial statements included in the registration statement.

(B) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit No.	Description

1.1	Form of Underwriting Agreement by and among Orchid Island Capital, Inc. and the underwriters named therein
3.1	Articles of Amendment and Restatement of Orchid Island Capital, Inc.**
3.2	Amended and Restated Bylaws of Orchid Island Capital, Inc.**
4.1	Specimen Certificate of common stock of Orchid Island Capital, Inc.**
5.1	Opinion of Venable LLP as to the legality of the securities being registered**
8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters**
10.1	Form of Management Agreement**
10.2	Form of Warrant Purchase Agreement**
10.3	Form of Registration Rights Agreement**
10.4	Form of Investment Allocation Agreement**
10.5	2011 Equity Incentive Plan (supercedes Exhibit 10.5 previously filed as an exhibit to Amendment No. 1 to the Registration Statement)†
10.6	Form of Indemnification Agreement**
10.7	Form of Master Repurchase Agreement**
10.8	Form of Warrant Agreement**
23.1	Consent of BDO USA, LLP**
23.2	Consent of Venable LLP (included in Exhibit 5.1)**
23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1)**
24.1	Power of Attorney**
99.1	Consent of W Coleman Bitting to being named as a director nominee**
99.2	Consent of John B. Van Heuvelen to being named as a director nominee**
99.3	Consent of Ava L. Parker to being named as a director nominee**
99.4	Consent of Frank P. Filipps to being named as a director nominee**

**	Previously filed.

†	Compensatory plan or arrangement.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vero Beach, in the State of Florida, on this 25th day of July, 2011.

ORCHID ISLAND CAPITAL MANAGEMENT, INC.

By:	/s/ ROBERT E. CAULEY
Name:     Robert E. Cauley

Title:	Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of July, 2011.

Name	Title	Date

/s/ ROBERT E. CAULEY Robert E. Cauley	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	July 25, 2011

/s/ G. HUNTER HAAS IV G. Hunter Haas IV	Chief Financial Officer and Director (Principal Financial Officer)	July 25, 2011

/s/ JERRY SINTES Jerry Sintes	Controller (Principal Accounting Officer)	July 25, 2011

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement by and among Orchid Island Capital, Inc. and the underwriters named therein
3.1	Articles of Amendment and Restatement of Orchid Island Capital, Inc.**
3.2	Amended and Restated Bylaws of Orchid Island Capital, Inc.**
4.1	Specimen Certificate of common stock of Orchid Island Capital, Inc.**
5.1	Opinion of Venable LLP as to the legality of the securities being registered**
8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters**
10.1	Form of Management Agreement**
10.2	Form of Warrant Purchase Agreement**
10.3	Form of Registration Rights Agreement**
10.4	Form of Investment Allocation Agreement**
10.5	2011 Equity Incentive Plan (supercedes Exhibit 10.5 previously filed as an exhibit to Amendment No. 1 to the Registration Statement)†
10.6	Form of Indemnification Agreement**
10.7	Form of Master Repurchase Agreement**
10.8	Form of Warrant Agreement**
23.1	Consent of BDO USA, LLP**
23.2	Consent of Venable LLP (included in Exhibit 5.1)**
23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1)**
24.1	Power of Attorney**
99.1	Consent of W Coleman Bitting to being named as a director nominee**
99.2	Consent of John B. Van Heuvelen to being named as a director nominee**
99.3	Consent of Ava L. Parker to being named as a director nominee**
99.4	Consent of Frank P. Filipps to being named as a director nominee**

**	Previously filed.

†	Compensatory plan or arrangement.